Filed Pursuant to Rule 424(b)(3)

File #333-107357

S&P Managed Futures Index Fund, LP - Performance Summary - August 2005

	Class 1		Class 2
	Units	$(M)	Units	$(M)
Net Asset Value, July 31, 2005	50,927	40.7	9,962	8.2
Subscriptions	7,963	6.4	334	0.3
Redemptions	(7174)	(5.7)	(228)	(0.2)
Net Income (Loss)		1.6		0.4

Net Asset Value, Aug. 31, 2005*	51,716	42.9	10,068	8.6

Net Asset Value per Unit, Aug. 31, 2005		$829.39		$851.71

August 2005 Performance		3.81%		3.98%
Year-to Date Performance		(8.22)%		(6.98)%

*                 Differences may occur due to rounding

Fund’s Statement of Operations for the Month Ended July 31, 2005

Expenses
Management fees
Class 1	$(133,085)
Class 2	8,999
Administrative fees
Class 1	(16,879)
Class 2	(3,341)
Professional fees	(12,916)
Other	(1,578)
Total expenses	(176,798)
Less reimbursement of expenses by General Partner	15,574
Net investment profit (loss) for the month	(161,224)
Increase (decrease) in equity SPC	2,048,456
Net increase (decrease) in net assets	$1,887,232

The Fund is not charged any brokerage or performance fees.

I hereby affirm that to the best of my knowledge and belief, the information contained in this statement is accurate and complete.

Richard C. Butt

President, RefcoFund Holdings, LLC, the Fund’s General Partner

Commodity Pool Operator: RefcoFund Holdings, LLC

Commodity Pool: S&P Managed Futures Index Fund, LP

Refco Securities, LLC

Member NASD/SIPC